Exhibit 3.1

Amendment to

Amended and Restated By-laws

of

Analogic, Inc.

The Amended and Restated By-laws of Analogic, Inc. be and hereby are amended by adding in the following provision as a new Article XV thereof:

“Forum Selection By-law

Unless the corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for: (a) any derivative action or proceeding brought on behalf of the corporation, (b) any action asserting a claim of, or a claim based on, breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder (including a beneficial owner of stock) of the corporation to the corporation or the corporation’s stockholders, including, without limitation, a claim alleging the aiding and abetting of such a breach of fiduciary duty, (c) any action asserting a claim arising pursuant to any provision of the Massachusetts Business Corporation Act, the Articles of Organization or these by-laws (as each may be amended from time to time), or (d) any action asserting a claim governed by the internal affairs doctrine, shall, in all cases subject to such court’s having personal jurisdiction over the indispensable parties named as defendants, be the Business Litigation Session of the Superior Court of Suffolk County, Massachusetts (or, if and only if the Business Litigation Session of the Superior Court of Suffolk County, Massachusetts lacks jurisdiction, another Massachusetts state court located in Suffolk or Norfolk County, or, if and only if all such state courts lack jurisdiction, the federal district court for the District of Massachusetts, Eastern Division, or, if and only if the federal district court for the District of Massachusetts, Eastern Division is an inappropriate division, then another division of the federal district court for the District of Massachusetts). Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Article XV.”

Adopted by the Board of Directors of Analogic, Inc. on April 10, 2018.